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                                                                  EXHIBIT 10.30

August 2, 2002


Mr. Greg Brophy
4410 Crestwicke Point
Atlanta, Georgia 30319


Dear Greg:

We are very pleased to offer you employment as General Counsel and Senior Vice President -- M&A of CTI Molecular Imaging, Inc. In this position, you will report to the CTI Chairman and CEO and serve with the Senior Leadership Team
(SLT) of CTI in providing the strategic and operational leadership with respect to merger and acquisition activities for CTI and the CTI companies, as well as General Counsel of CTI. Other members of the CTI SLT include Ron Nutt, the President of CTI PET Systems, Inc. (CPS), Mark Rhoads, the President of PETNet Pharmaceuticals, Inc. (PETNet), David Gill, Chief Financial Officer and CTI Senior Vice President, Tom Hook, President of CTI Services, Inc. and Senior Vice President of CTI, Mike Phelps, CTI Director, and Terry Douglass, Chairman and CEO of CTI. The Effective Date of your employment will be as soon as possible with the specific date to be established following further discussion of a transition plan.

As discussed, your principal objective will be to lead the merger and acquisition activity for CTI and serve as General Counsel of the company. In such capacity, you will be working closely with each other member of the SLT to assist in implementing the strategic direction of CTI.

We believe you have the background, skills, and energy to make a significant contribution to our long-term success, and that you will play an important role in helping CTI achieve our goals and objectives. We also believe that CTI provides a unique environment and career challenges that will stimulate your continued personal and professional development and that will provide significant financial rewards as we are successful in the implementation of our mission and strategies.
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Subject to the approval of the CTI Board of Directors, we are offering you a comprehensive compensation package which includes the following elements:

- Base salary of $225,000 a year, paid every two weeks. Your salary will be reviewed annually by the Board of CTI.

- A professional expense and car allowance of $12,000 per year, paid every two weeks.

- Participation in the executive incentive pay program. Basically, you can earn up to 150% of your base salary in incentive pay compensation. For a "normal" year, e.g. one in which we make plan, you could earn a cash bonus of 50% of base pay for the year. For a "very good" year, you could earn up to an additional 50% of base pay with 50% of the amount in cash and 50% in stock options. For an "outstanding" year, you could earn up to an additional 50% of base pay all of which would be in stock options. The number of shares in the options would be determined from the dollar amount of the applicable bonus and the FMV of the stock at the time of the award. The parameters defining a normal, very good, and outstanding year will be defined at the beginning of the year by the Officer Compensation Committee of the Board. Upon our mutual agreement the foregoing incentive pay program may be replaced with a bonus plan that contemplates a cash bonus of up to 50% of your base salary plus an additional bonus paid in cash and options to acquire stock based on the mergers and acquisition activities of CTI and its subsidiaries.

- An Incentive Stock Option grant of approximately 325,000 CTI shares* at the CTI opening price of the stock on the date the CTI Board of Directors approves such grant. (*These will be incentive stock options to the extent permitted by law. The remainder will be non-qualified options. The exact number of shares awarded pursuant to the option grant will be established once the number of shares under the Restricted Stock grant is determined. The aggregate number of shares under both grants will total 400,000.) Twenty-five percent of the options would vest on your start date and 25% would vest on each anniversary of your start date. Obviously, the potential for significant returns from the growth in value of CTI is very high, and you will be a major contributor to making that happen. These shares shall immediately vest upon a change of control of CTI.

- A Restricted Stock grant equal to the number of CTI shares that would be equivalent in value to $1,500,000 at the CTI opening price on the date the CTI Board of Directors approves such grant. These shares will vest subject to your continued employment with CTI at a rate of 25% per year commencing

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on August 18, 2003. On each of August 18, 2003, August 18, 2004, August 18,
2005 and August 17, 2006, if the closing price of CTI stock is less than the opening price on the date the CTI Board of Directors approved such grant, you will receive a cash bonus equal to the difference between $375,000 and the value of the restricted shares that vest on such anniversary. These shares shall also immediately vest upon a change of control.

- An excellent Fringe Benefits Program, which includes a medical and dental plan, life insurance, and a 401(k) Plan. The CTI Benefits Program provides a number of individual options, including the opportunity to achieve tax savings through Flexible Spending and Dependent Care Accounts. We have provided some additional information that will help to quantify the value of your personal CTI benefits package. To the extent that you and your family are not eligible to immediately participate in our medical plan, we will reimburse you for COBRA coverage to be offered through your existing employer.

-        Three weeks of vacation per year and ten paid holidays.

- A relocation package which includes the relocation of your household goods with our current carrier, Kwick-Way Transportation, temporary housing and storage for up to twelve months with Corporate Quarters, and reimbursement of the following items relating to your relocation:

-        Closing costs on the sell of your current home, including realtor fees

- Closing costs on the purchase of a new home in Knoxville including realtor fees if purchased within 18 months of your CTI hire date

-        House hunting trip to Knoxville

-        Travel expenses to Knoxville to begin employment

-        Travel expenses to Atlanta to close on current home

- Fees for driver's license fee, car registration, and utility connections if done within 18 months of your CTI hire date

- If your home doesn't sell within 12 months, we will provide duplicate housing (lesser of your two payments) for an additional 6 months

- A relocation allowance of $50,000 to cover other transition expenses and to cover IRS taxes on the relocation package.

Much of the cost of the relocation is considered income to you and must be reported to the IRS and state taxing authorities. Only shipping of your household goods and autos, storage of your household goods for 30 days, and final moving expenses (except meals) are excludable or adjustable from income. Should you voluntarily leave CTI prior to 12 months from your hire date, you must reimburse CTI for the total cost of relocation.


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This offer is contingent on your ability to pass a drug screening test administered by a licensed physician designated by and compensated by CTI. This offer is also contingent on your agreement to CTI's "Guidelines for Protection of Confidential and Proprietary Information" which is attached. You should sign and return these guidelines to us with the signed copy of the offer letter.

In the event that, CTI terminates your employment for any reason other than Cause or disability, then you shall be entitled to receive the following payment: CTI shall pay you following the date of your employment termination and over the succeeding twelve (12) months, in accordance with standard payroll procedures, an amount equal to twelve (12) months of your base salary in effect on the date of the employment termination.

CTI may terminate your employment for "Cause." "Cause" will exist in the event you are convicted of a felony, or in carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case in material harm to CTI. In the event your employment is terminated for Cause or disability, you will be entitled to any unpaid salary through the date of termination due you, and you will be entitled to no other compensation hereunder from CTI and your deferred compensation will be forfeited.

We want you to know how much we hope that you decide to join us. If you have any questions or we can assist you in any way, please let us know.

Regards,



/s/ Terry Douglass                   /s/ Traci Etherton
Terry Douglass                       Traci Etherton
Chairman & CEO                       Human Resources Director


The undersigned accepts the above employment offer and agrees that it contains the terms of employment with CTI and that there are no other terms expressed or implied. In addition, by accepting the terms of the above employment offer, the undersigned hereby acknowledges and recognizes the highly competitive nature of CTI's business and agrees that he will not, after termination of employment with CTI for a period of (1) year;


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a.  directly or indirectly engage in any Competitive Business (as hereinafter defined), whether as an officer, director, owner, investor, employee, partner, or other participant in any such business:

b.  assist others in engaging in any such capacity in any Competitive Business;

c. induce employees of the Company to terminate their employment with the Company or to engage in any such capacity in any Competitive Business; or

d. interfere with or disrupt or attempt to interfere or disrupt any relationship of any employee of the company with any employee, consultant, customer or supplier thereof.

As used herein, the term "Competitive Business" shall mean and include any business (whether or not for profit) which directly or indirectly competes with the business conducted by the Company or its affiliates.



/s/  Greg Brophy                        Date:  8/5/02
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Greg Brophy



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